Careview Communications, Inc. 8-K

Exhibit 10.73

NOTE AND WARRANT PURCHASE AGREEMENT

This Note and Warrant Purchase Agreement (this “Agreement”), dated as of April 21, 2011, is made by and among CareView Communications, Inc., a Nevada corporation (the “Company”), and the investors identified on Annex I attached hereto (together with their respective successors and permitted assigns, the “Investors”).

WHEREAS, the Company and the Investors are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by the provisions of Regulation D (“Regulation D”), as promulgated by the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”); and

WHEREAS, the Investors wish to purchase from the Company, and the Company wishes to sell and issue to the Investors, upon the terms and conditions stated in this Agreement, (i) senior secured convertible notes in the form attached hereto as Exhibit A in the initial aggregate principal amount of $20,000,000 (the “Notes”), and (ii) warrants to purchase an aggregate of up to 11,782,859 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), at an exercise price per share equal to the lesser of (i) the closing price of the Common Stock as quoted on the OTCQB Market on the Business Day immediately preceding the Closing Date (as defined below) or (ii) $1.40, in each case subject to adjustment as described therein, in the form attached hereto as Exhibit B (the “Warrants,” and together with the Notes, the “Closing Securities”); and

WHEREAS, contemporaneously with the sale of the Closing Securities, the parties hereto will execute and deliver a (i) Registration Rights Agreement, in the form attached hereto as Exhibit C (the “Registration Rights Agreement”), pursuant to which the Company will agree to provide the Investors with certain registration rights under the Act, and the rules and regulations promulgated thereunder, and applicable state securities laws, (ii) a Pledge and Security Agreement, in the form attached hereto as Exhibit D (the "Security Agreement"), pursuant to which the Company and certain of its Subsidiaries will grant the Investors a security interest in the Company's and such Subsidiaries’ tangible and intangible assets securing the Company's performance of its obligations under the Notes, and (iii) an Intellectual Property Security Agreement, in the form attached hereto as Exhibit E (the "IP Security Agreement").

NOW, THEREFORE, in consideration of the mutual promises, representations, warranties and covenants herein contained, which represent integral components of the transactions contemplated hereby and shall be fully enforceable by the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Investors mutually agree as follows.  Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Notes.

ARTICLE 1

PURCHASE OF THE NOTES AND THE WARRANTS

1.1           Issuance of Closing Securities.  Subject to the terms and conditions of this Agreement, on the Closing Date, each of the Investors listed on Annex I shall severally, and not jointly, purchase from the Company, and the Company shall sell and issue to each Investor, the Closing Securities in the respective amounts set forth opposite each such Investor’s name on Annex I in exchange for a cash payment by each Investor of the respective amounts set forth opposite each such Investor’s name on Annex I (the “Purchase Price”).

1.2           Closing.  The closing (the “Closing”) of the purchase and sale of the Closing Securities shall take place simultaneously with the execution of this Agreement or at such other time as the Company and the Investors may mutually agree (the date on which the Closing occurs, the “Closing Date”) at the offices of Edwards Angell Palmer & Dodge LLP, 111 Huntington Avenue, Boston, Massachusetts, 02199, or at such other location as the Company and the Investors shall mutually agree.  At the Closing, the Company shall deliver to the Investors the Notes and the Warrants, each registered in such name or names as the Investors may designate.  On the Closing Date, the Investors shall deliver the Purchase Price to the Company, payable by wire transfer in same day funds to an account specified by the Company in writing.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Investors that, except as set forth in the disclosure letter delivered to the Investors by the Company concurrently with the Closing (the "Disclosure Letter") the statements contained in this Article 2 are true and correct as of the Closing Date as though made as of the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties are true and correct as of such other specified date).  The Disclosure Letter shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article 2, but any information disclosed under any section or subsection of the Disclosure Letter shall be deemed to be disclosed into any other section or subsection to the extent that such other section or subsection is reasonably cross-referenced or the relevance to such other section or subsection is reasonably apparent on the face of the disclosure.

2.1           Organization, Qualifications and Corporate Power.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada and, except as set forth in Section 2.1 of the Disclosure Letter, is duly licensed or qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it requires such licensing or qualification.  The Company and each of its Subsidiaries has the corporate power and authority to own and hold its properties and to carry on its business as now conducted and as proposed to be conducted, and to execute, deliver and perform its obligations under this Agreement, the Notes, the Warrants, the Security Agreement, the IP Security Agreement, the Registration Rights Agreement, and any other agreements contemplated or necessitated hereby to which it is a party (collectively, the “Transaction Documents”).  The Company has the corporate power and authority to issue, sell and deliver the Closing Securities, to issue and deliver the shares of Common Stock issuable upon conversion of the Notes (the

“Note Shares”) and to issue and deliver the shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”).

2.2           Authorization.

(a)           The execution and delivery by the Company of the Transaction Documents, the performance by the Company of its obligations thereunder, the issuance, sale and delivery of the Closing Securities by the Company and the reservation of the Note Shares and Warrant Shares by the Company have been duly authorized by all requisite corporate action and will not (i) violate any provision of law, any order of any court or other agency of government, the Certificate of Incorporation of the Company, as amended to date (the “Charter”), or the By-laws of the Company, as amended to date (the “By-laws”), or any provision of any indenture, agreement or other instrument to which the Company or any of its Subsidiaries is a party or by which any of its properties or assets is bound, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or (iii) result in the creation or imposition of any lien, charge, restriction, claim or encumbrance of any nature whatsoever upon any of the properties or assets of the Company or any of its Subsidiaries.

(b)           The Closing Securities have been duly authorized and, when issued and delivered pursuant to this Agreement, will have been duly executed, issued and delivered and will constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms, subject, as to enforcement, to (i) bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and (ii) general equity principles.

(c)           The execution and delivery by each Subsidiary of the Company of the Transaction Documents to which it is a party, and the performance by such Subsidiary of its obligations thereunder, have been duly authorized by all requisite corporate action and will not (i) violate any provision of law, any order of any court or other agency of government, the organizational documents of such Subsidiary, as amended to date, or any provision of any indenture, agreement or other instrument to which such Subsidiary is a party or by which any of its properties or assets is bound, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or (iii) result in the creation or imposition of any lien, charge, restriction, claim or encumbrance of any nature whatsoever upon any of the properties or assets of such Subsidiary.

2.3           Capitalization.

(a)           The Company is authorized by its Charter to issue up to 320,000,000 shares of capital stock, of which 300,000,000 shares are designated as Common Stock and 20,000,000 shares are designated as preferred stock, par value $0.001 per share (the “Preferred Stock”).  As of the Closing Date, there are 129,583,045 shares of Common Stock issued and outstanding and there are no shares of Preferred Stock issued and outstanding.  All of the issued shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable; the Note Shares and Warrant Shares issuable upon conversion of the Notes and exercise of the Warrants, respectively, have been duly authorized and reserved for issuance and, when issued, delivered and paid for in accordance with the provisions of the Notes and the Warrants, respectively, will be validly issued, fully paid and non-assessable; and the issuance of Note Shares and Warrant Shares upon conversion of the Notes and exercise of the Warrants, respectively, will not be subject to any preemptive or similar rights.

(b)           The designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of each class and series of authorized capital stock of the Company are as set forth in the Company’s Charter, and all such designations, powers, preferences, rights, qualifications, limitations and restrictions are valid, binding and enforceable and in accordance with all applicable laws.  Except as set forth in Section 2.3(b) of the Disclosure Letter, there is no commitment by the Company or any of its Subsidiaries to issue shares, subscriptions, warrants, options, convertible securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset.  Except as provided for in the Company’s Charter or as set forth in Section 2.3(b) of the Disclosure Letter, (i) no Person owns of record or is known to the Company to own beneficially any share of Common Stock, (ii) no subscription, warrant, option, convertible security, or other right (contingent or other) to purchase or otherwise acquire equity securities of the Company or any of its Subsidiaries is authorized or outstanding and (iii) neither the Company nor any of its Subsidiaries has any obligation (contingent or other) to purchase, redeem or otherwise acquire any of its equity securities or any interest therein or to pay any dividend or make any other distribution in respect thereof.  Except as set forth in Section  2.3(b) of the Disclosure Letter, to the Company’s knowledge there are no voting trusts or agreements, stockholders’ agreements, pledge agreements, buy-sell agreements, rights of first refusal, preemptive rights or proxies relating to any securities of the Company or any of its Subsidiaries (whether or not the Company or such Subsidiaries is a party thereto).  All of the outstanding securities of the Company were issued in compliance with all applicable federal and state securities laws.

(c)           The outstanding shares of Common Stock are traded on the OTCQB Market.

(d)           Except as set forth in Section 2.3(d) of the Disclosure Letter, the Company has not granted registration rights to any holder of Common Stock or any holder of any right to acquire Common Stock (whether by subscription right, warrant, option, convertible security or other right (contingent or otherwise)), that would be triggered by the consummation of the transactions contemplated in this Agreement or any of the other Transaction Documents, or the performance of the Company’s obligations hereunder or thereunder, in each case that have not been satisfied or waived prior to the Closing Date.

2.4           Subsidiaries.  Except as set forth in Section 2.4 of the Disclosure Letter, the Company has no direct or indirect Subsidiaries.  Each direct or indirect Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority to carry on its business as presently conducted and as proposed to be conducted.  Each direct or indirect Subsidiary of the Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a MAC.  Except as set forth in Section 2.4 of the

Disclosure Letter, each direct or indirect Subsidiary of the Company is directly or indirectly wholly-owned by the Company.

2.5           Legal Proceedings.  Except as set forth in Section 2.5 of the Disclosure Letter, there are no actions, suits or proceedings at law or in equity or by or before any governmental instrumentality or other agency or regulatory authority now pending, or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries which, if adversely determined, would materially and adversely affect the business, assets, operations or condition, financial or otherwise, of the Company or any of its Subsidiaries.  There is no action, suit or proceeding by the Company or any of its Subsidiaries currently pending or that the Company or any of its Subsidiaries currently intends to initiate.

2.6           SEC Documents; Financial Statements.  Except as set forth in Section 2.6 of the Disclosure Letter, during the five (5) years prior to the date hereof, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the Commission pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act") (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”). Except for those portions of exhibits to documents filed with the Commission with respect to which the Company requested confidential treatment under the rules of the Commission, the Company has delivered to the Investors and/or their representatives true, correct and complete copies of the SEC Documents not available on the EDGAR system. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, or as of the date of the last amendment thereof, if amended after filing, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto. All such financial statements filed with the Commission have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (“GAAP”) (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

2.7           Absence of Changes. Since December 31, 2010, (a) there has not been any change, effect, event or occurrence resulting in a material adverse effect on the business, financial condition or results of operations of the Company or any of its Subsidiaries that has not been disclosed in the Company’s reports filed with the Commission prior to the date of this Agreement, and (b) neither the Company nor any of its Subsidiaries has (i) declared or paid any dividends, (ii) sold any assets, individually or in the aggregate, in excess of $100,000 outside of the ordinary course of business or (iii) had capital expenditures outside of the ordinary course of business in excess of $250,000 individually or in the aggregate (provided that, for the avoidance of doubt, purchases of cable boxes and related equipment for installation of the Company's products in hospitals shall be considered capital expenditures within the ordinary course of the Company’s business).  Neither the Company nor any of its Subsidiaries has taken any steps to seek protection pursuant to any bankruptcy law nor does the Company or any of its Subsidiaries have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact which would reasonably lead a creditor to do so. The Company and its Subsidiaries, individually and on a consolidated basis, are not as of the date hereof, and after giving effect to the transactions contemplated hereby to occur at the Closing, will not be Insolvent. For purposes of this Section 2.7, “Insolvent” means, with respect to any Person, (w) the present fair saleable value of such Person’s assets is less than the amount required to pay such Person’s total indebtedness (other than any future lease liabilities as such exist on the date hereof), (x) the Person is unable to pay its debts and liabilities (other than any future lease liabilities as such exist on the date hereof), subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (y) such Person intends to incur or believes that it will incur debts (other than any future lease liabilities as such exist on the date hereof) that would be beyond its ability to pay as such debts mature or (z) such Person has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted.

2.8           Title to Assets; Sufficiency of Assets. Except as set forth in Section 2.8 of the Disclosure Letter, the Company and its Subsidiaries have good, valid and marketable title to all real property and good, valid and marketable title to all personal property owned by them which is material to the business of the Company and its Subsidiaries taken as a whole, in each case free and clear of all liens, encumbrances and material defects except for Permitted Encumbrances and except such as would not materially affect the value of such property to, or materially interfere with the use made and currently proposed to be made of such property by, the Company and its Subsidiaries taken as a whole. Any real property and facilities held under lease by the Company and any of its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its Subsidiaries.  The rights, properties and other assets presently owned, leased or licensed by the Company and its Subsidiaries include all rights, properties and other assets necessary to permit the Company and its Subsidiaries to conduct the business in the same manner as such business is currently being conducted and is currently proposed to be conducted.

2.9           Intellectual Property Rights. Except as set forth in Section 2.9 of the Disclosure Letter, the Company and its Subsidiaries own or possess adequate rights or licenses to use (A) patents (and any renewals and extensions thereof), patent rights (and any applications therefor), rights of priority and other rights in inventions; (B) trademarks, service marks, trade names and trade dress, and all registrations and applications therefor and all legal and common-law equivalents of any of the foregoing; (C) copyrights and rights in mask works (and any applications or registrations for the foregoing, and all renewals and extensions thereof), common-law copyrights and rights of authorship including all rights to exploit any of the foregoing in any media and by any manner and means now known or hereafter devised; (D) industrial design rights, and all registrations and applications therefor; (E) rights in data, collections of data and databases, and all legal or common-law equivalents thereof; (F) rights in domain names and domain name reservations; (G) rights in trade secrets, proprietary information and know-how (collectively, “Intellectual Property Rights”), collectively with all licenses and other agreements providing the Company or its Subsidiaries the Intellectual Property Rights material to the operation of their businesses as now conducted and as described in the SEC Documents. Except as set forth in Section 2.9 of the Disclosure Letter, none of the Company or any of its Subsidiaries has knowledge that any of them has infringed on any of the Intellectual Property Rights of any Person or has knowledge that the Company or any of its Subsidiaries is infringing on any of the Intellectual Property Rights of any Person. There is no action, suit, hearing, claim, notice of violation, arbitration or other proceeding, hearing or investigation that is pending, or to the Company’s knowledge, is threatened against, the Company or any of its Subsidiaries regarding the infringement of any of the Intellectual Property Rights. Neither the Company nor any of its Subsidiaries is, to its knowledge, making unauthorized use of any confidential information or trade secrets of any third party, and the neither Company nor any of its Subsidiaries has received any notice of any asserted infringement (nor is the Company aware of any reasonable basis for any third party asserting an infringement) by the Company or any of its Subsidiaries of, any rights of a third party with respect to any Intellectual Property Rights that if proven would have or result in a MAC. The Company and its Subsidiaries have taken reasonable measures to protect the secrecy, confidentiality and value of all of their Intellectual Property Rights.

2.10           Subsidiary Rights. Except as provided in Section 2.10 of the Disclosure Letter, the Company or one of its Subsidiaries has the unrestricted right to vote, and (subject to limitations imposed by applicable law) to receive dividends and distributions on, all capital securities of its Subsidiaries as owned by the Company or such Subsidiary.

2.11           Internal Accounting and Disclosure Controls. Except as set forth in Section 2.11 of the Disclosure Letter, the Company and each of its Subsidiaries maintain a system of internal control over financial reporting sufficient to provide reasonable assurance (i) that the records are maintained in reasonable detail to accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (iii) that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with authorizations of management and directors of the Company and its Subsidiaries and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s and its Subsidiaries’ assets that could have a material effect on the financial statements of the Company.  Except as set forth in Section 2.11 of the Disclosure Letter or as disclosed in the SEC Documents, the Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-14 promulgated under the Exchange Act) that are effective in ensuring that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the Commission, including, without limitation, controls and procedures designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate, to allow timely decisions regarding required disclosure.

2.12           Insurance.  The Company and its Subsidiaries have in full force and effect fire and casualty insurance policies with extended coverage, sufficient in amount (subject to reasonable deductions) to allow them to replace any of their properties that might be damaged or destroyed.  Section 2.12 of the Disclosure Letter sets forth a true, correct and complete list of all insurance policies maintained as of the Closing by or on behalf of the Company and its Subsidiaries, indicating the type of coverage, name of insured, name of insurance carrier or underwriter, premium thereon, policy limits, deductibles/retentions and expiration date of each policy, and sets forth a list of all claims made under such policies for the previous three (3) years.  All such insurance policies are in full force and effect, and neither the Company nor any of its Subsidiaries is in default with respect to any material obligations under any such insurance policy so as to cause a loss of coverage, including nonpayment of premiums.  Neither the Company nor any Subsidiary has received written notice of cancellation, non-renewal or termination in respect of any such policy, and neither the Company nor any Subsidiary has knowledge of any basis for such cancellation, non-renewal, termination or loss of coverage.  There have been no time periods in the last twenty-four (24) months in which the Company or its Subsidiaries have lacked its customary coverage under its insurance policies, as in effect from time to time during its existence.

2.13           Brokers and Finders.  Except as set forth in Section 2.13 of the Disclosure Letter, no agent, broker, investment banker, person or firm acting on behalf of or under the authority of the Company or any of its Subsidiaries is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly from the Company or any of its Subsidiaries in connection with any of the transactions contemplated by this Agreement or any of the Transaction Documents.

2.14           Material Contracts.  Except as set forth in Section 2.14 of the Disclosure Letter, neither the Company nor any of its Subsidiaries has, or is bound by:

(a)           any agreement, contract or commitment relating to the employment of any person by the Company or any of its Subsidiaries, or any bonus, deferred compensation, pension, profit sharing, stock option, employee stock purchase, retirement or other employee benefit plan;

(b)           any agreement, indenture or other instrument which contains restrictions with respect to payment of dividends or any other distribution in respect of its capital stock;

(c)           any loan or advance to, or investment in, any individual, partnership, joint venture, corporation, trust, unincorporated organization, government or other entity or any agreement, contract or commitment relating to the making of any such loan, advance or investment;

(d)           any guarantee or other contingent liability in respect of any indebtedness or obligation of any Person (other than the endorsement of negotiable instruments for collection in the ordinary course of business);

(e)           any management service, consulting or any other similar type contract;

(f)           any agreement, contract or commitment limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business or to compete with any Person;

(g)           any agreement, contract or commitment not entered into in the ordinary course of business which involves $100,000 or more and is not cancelable without penalty or premium within 30 days; or

(h)           any agreement, contract or commitment that might reasonably be expected to have a potential adverse impact on the business or operations of the Company or any of its Subsidiaries other than as a result of the application and enforcement of any default provisions thereunder.

Each contract or agreement to which the Company or any of its Subsidiaries is a party or by which it is bound, whether or not required to be set forth in Section 2.14 of the Disclosure Letter, is in full force and effect and there exists no default or event of default or event, occurrence, condition or act (including the consummation of the transactions contemplated hereby) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder.  Neither the Company nor any of its Subsidiaries has violated any of the terms or conditions of any contract or agreement to which it is a party or by which it is bound, whether or not required to be set forth in Section 2.14 of the Disclosure Letter, in any material respect, and, to the Company’s knowledge, all of the covenants to be performed by any other party thereto have been fully performed.

2.15           Taxes.  Except as set forth in Section 2.15 of the Disclosure Letter, the Company and its Subsidiaries have filed or caused to be filed, within the times and within the manner prescribed by law, all federal, state, local and foreign tax returns and tax reports which are required to be filed by, or with respect to the Company and its Subsidiaries. Such returns and reports reflect accurately all liability for taxes of the Company and its Subsidiaries for the periods covered thereby. Except as set forth in Section 2.15 of the Disclosure Letter, all federal, state, local and foreign income, profits, franchise, employment, sales, use, occupancy, excise and other taxes and assessments, stock and transfer taxes (including interest and penalties) payable by, or due from, the Company and its Subsidiaries have been fully paid and fully provided for in the books and financial statements of the Company. No examination of any tax return of the Company or any of its Subsidiaries is currently in progress. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to any tax sharing contracts, agreements or arrangements.

2.16           Disclosure. All disclosure provided to the Investors regarding the Company and its Subsidiaries, their business and the transactions contemplated hereby, including in the Disclosure Letter, taken as a whole, furnished by or on behalf of the Company, is true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each press release issued by the Company during the twelve (12) months preceding the date of this Agreement did not at the time of release contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. No event or circumstance has occurred or information exists (other than the consummation of the transactions contemplated hereby) with respect to the Company or any of its Subsidiaries or its or their business, properties, prospects, operations or financial conditions, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

Each Investor, severally and not jointly, represents and warrants to the Company that the statements contained in this Article 3 are true and correct as of the Closing Date as though made as of the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties are true and correct as of such other specified date).

3.1           Investor is an “accredited investor” as defined by Rule 501 of Regulation D, and Investor is capable of evaluating the merits and risks of its investment in the Closing Securities and has the ability and capacity to protect its interests.

3.2           Investor understands that, except as provided in the Registration Rights Agreement, the Closing Securities, the Note Shares and the Warrant Shares have not been registered under the Act on the ground that the issuance thereof is exempt under Section 4(2) of the Act and/or Regulation D as a transaction by an issuer not involving any public offering and that, in the view of the Commission, the statutory basis for the exception claimed would not be present if any of the representations and warranties of Investor contained in this Agreement are untrue or, notwithstanding the Investor’s representations and warranties, the Investor currently has in mind acquiring any of the Closing Securities for resale upon the occurrence or non-occurrence of some predetermined event.

3.3           Investor is purchasing the Closing Securities and, in the event that the Investor should acquire any Note Shares or Warrant Shares, will be acquiring such Note Shares or Warrant Shares, as applicable, as principal for its own account, and not for the benefit of any other Person, for investment purposes and not with a view to distribution or resale, nor with the intention of selling, transferring or otherwise disposing of all or any part thereof for any particular price, or at any particular time, or upon the happening of any particular event or circumstance, except selling, transferring, or disposing of the Closing Securities, Note Shares and Warrant Shares, as applicable, in full compliance with all applicable provisions of the Act, the rules and regulations promulgated by the Commission thereunder, and applicable state securities laws; and that an investment in the Closing Securities, Note Shares and Warrant Shares is not a liquid investment.

3.4           Investor confirms that Investor has had the opportunity to ask questions of, and receive answers from, the Company or any authorized Person acting on its behalf concerning the Company and its business and to obtain any additional information, to the extent possessed by the Company (or to the extent it could have been acquired by the Company without unreasonable effort or expense) necessary to verify the accuracy of the information received by Investor.  In connection therewith, Investor acknowledges that Investor has had the opportunity to discuss the Company’s business, management and financial affairs with the Company’s management or any authorized Person acting on its behalf.  Investor has received and reviewed all the information concerning the Company and the Closing Securities, both written and oral, that Investor desires.  Without limiting the generality of the foregoing, Investor has been furnished with or has had the opportunity to acquire, and to review all information, both written and oral, that Investor desires with respect to the Company’s business, management, financial affairs and prospects.  In determining whether to make this investment, Investor has relied solely on Investor’s own knowledge and understanding of the Company and its business based upon Investor’s own due diligence investigations and the Company’s filings with the Commission.

3.5           Investor has all requisite legal and other power and authority to execute and deliver this Agreement and to carry out and perform its obligations under the terms of this Agreement.  This Agreement constitutes a valid and legally binding obligation of Investor enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

3.6           Investor has carefully considered and has discussed with its legal, tax, accounting and financial advisors, to the extent the Investor has deemed necessary, the suitability of this investment and the transactions contemplated by this Agreement for the Investor’s particular federal, state, provincial, local and foreign tax and financial situation and has independently determined that this investment and the transactions contemplated by this Agreement are a suitable investment for the Investor.  Investor understands that it (and not the Company) shall be responsible for Investor’s own tax liability that may arise as a result of the investment in the Closing Securities or the transactions contemplated by this Agreement, except as provided in Section 7.2(c).

3.7           Investor acknowledges that an investment in the Closing Securities is speculative and involves a high degree of risk and that Investor can bear the economic risk of the acceptance of the Closing Securities, including a total loss of its investment.  Investor recognizes and understands that no federal, state, provincial or foreign agency has recommended or endorsed the purchase of the Closing Securities.  Investor acknowledges that it has such knowledge and experience in financial and business matters that Investor is capable of evaluating the merits and risks of an investment in the Closing Securities and of making an informed investment decision with respect thereto.

3.8           The principal place of business of the Investor is correctly set forth below the Investor’s name on the signature page hereto.

ARTICLE 4

CONDITIONS RELATING TO THE CLOSING

4.1           Conditions to the Obligations of the Investors at the Closing.  The several obligations of each Investor to consummate the transactions contemplated hereby on the Closing

Date are subject to the satisfaction of the following conditions as of the Closing Date, unless any such conditions are waived by such Investor prior to or on the Closing Date:

(a)           Investor Approvals.  The Investors shall have received all requisite approvals to consummate the transactions contemplated by this Agreement, including from their respective investment committees.

(b)           Due Diligence.  The Investors shall have completed all business, legal, accounting and technical due diligence to their sole satisfaction.

(c)           Transaction Documents.  The Company shall have delivered to the Investors a counterpart of each of the Transaction Documents, in each case duly executed by an authorized representative of the Company, with each such Transaction Document to be in a form mutually satisfactory to the Company and the Investors.  The Subsidiaries of the Company shall have delivered to the Investors a counterpart of each of the Transaction Documents to which each such Subsidiary is a party, in each case duly executed by and authorized representative of such Subsidiary, with each such Transaction Document to be in a form mutually satisfactory to such Subsidiary and the Investors.

(d)           Absence of Certain Changes.

(i)           The Company shall have delivered to the Investors a certificate of a duly appointed and acting officer of the Company, dated as of the Closing Date, certifying on behalf of the Company the absence of:

(A)           any event that has occurred or circumstance that exists which has had or could reasonably be expected to result in a MAC; and

(B)           any event that has occurred or circumstance that exists which has had or could reasonably be expected to result in a Market MAC.

(ii)           The Investors shall not have become aware of any information that, in the good faith determination of the Investors, could reasonably be deemed to be materially unfavorable to the Company or any of its Subsidiaries.

(e)           Consents, Permits, and Waivers.  The Company shall have obtained any and all approvals, consents, permits and waivers necessary or appropriate for the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

(f)           Authorizations.  All authorizations, approvals or permits, if any, of any governmental authority or regulatory body that are required in connection with the lawful issuance and sale of the Closing Securities pursuant to this Agreement shall have been duly obtained and shall be effective on and as of the Closing Date.

(g)           Representations, Warranties and Covenants.  The representations and warranties made by the Company in Article 2 hereof and in the other Transaction Documents shall be true and correct when made, and shall be true and correct as of the Closing Date with the same force and effect as if they had been made on and as of that date.  The Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by itj on or prior to the Closing Date.  As of the Closing Date, Company shall have delivered a certificate to the foregoing effect to the Investors, duly executed on behalf of the Company by an authorized officer thereof.

(h)           Secretary's Certificate.  The Company and each of its wholly-owned Subsidiaries shall have delivered to the Investors a certificate of the Company’s or such Subsidiary’s Secretary dated as of the Closing Date, certifying on behalf of the Company or such Subsidiary, as applicable, the following:

(i)           Copies of all of the Company’s or such Subsidiary’s resolutions adopted by the Company’s or such Subsidiary’s Board of Directors approving and authorizing the transactions contemplated hereby and the other Transaction Documents and, with respect to the Company, the issuance and sale of the Closing Securities;

(ii)           Attesting as to the incumbency and signature of the officers of the Company or such Subsidiary who have authority to execute this Agreement and the other Transaction Documents;

(iii)           Certifying as being complete and correct the copies attached to such certificate of the Company's Charter and Bylaws or such Subsidiary’s organizational documents; and

(iv)           A Certificate of Good Standing of the Company or such Subsidiary from the Secretary of State of their respective states of organization, dated as of a date not earlier than three (3) days prior to the Closing Date.

(i)           Insurance Certificates.  The Company shall have delivered to the Investors evidence of all insurance policies and endorsements thereto required by Section 5.10 of this Agreement.

(j)           Account Control Agreements.  The Company and each of its wholly-owned Subsidiaries shall have obtained account control agreements from each depository bank where the Company or such wholly-owned Subsidiary maintains a bank account, in each case for the benefit of the Investors, in form and substance reasonably acceptable to the Investors, which shall become operative on the Closing Date.

(k)           Other Documents.  The Company shall have delivered to the Investors such other documents and instruments relating to the transactions contemplated by this Agreement as the Investors or their counsel may reasonably request.

(l)           Opinion of Counsel to the Company.  The Investors shall have received an opinion of counsel to the Company reasonably satisfactory to the Investors.

ARTICLE 5

AFFIRMATIVE COVENANTS

For so long as any Note or Warrant remains outstanding or any Investor holds any Note Shares or Warrant Shares, the Company shall comply with each of the following affirmative covenants, unless, in any given instance, any such affirmative covenant is waived in writing by the Investors:

5.1           Board of Directors; Director Designation Rights.

(a)           The Company shall cause the board of directors of the Company (the “Board of Directors”) to consist of no more than seven (7) directors, and shall cause the compensation committee and nominating committee (or committees serving similar functions) of the Board of Directors to consist of no more than three (3) directors, in each case without the Investors’ express written consent.

(b)           The Investors holding at least a majority of the Principal amount of the Notes outstanding, voting as a separate class, shall have the right to designate one (1) representative (the “Investor Designee”) to serve as a member of the Company’s Board of Directors and as a member of the compensation committee, if any, and nominating committee, if any (or committees serving similar functions, if any) of the Board of Directors, who shall initially be Jeff Lightcap.

(c)           The Investor Designee shall only be removed from the Board of Directors by written request of the Investors holding at least a majority of the Principal amount of the Notes outstanding, unless such removal is for cause, provided that upon any resignation, removal, death or disability of the Investor Designee, the Investors holding at least a majority of the Principal amount of the Notes outstanding shall be entitled to designate a replacement Investor Designee.

(d)           In the event that the Investor Designee is removed in accordance with Section 5.1(c) or for any reason ceases to serve as a member of the Board of Directors during his/her term of office, the resulting vacancy on the Board of Directors shall be filled by the Investors in accordance with the terms of Section 5.1(b) hereof.

(e)           Unless otherwise determined by the vote of a majority of the directors then in office, the Board of Directors shall meet at least quarterly in accordance with an agreed-upon schedule.

(f)           The Company shall pay the reasonable out-of-pocket travel, lodging and other related expenses of the Investor Designee that are incurred in connection with attendance at meetings of the Board of Directors or any committee thereof or otherwise in connection with service thereon.

(g)           The Company shall obtain, within thirty (30) days of the Closing Date, from financially sound and reputable insurers satisfactory to the Board of Directors, Directors and Officers liability insurance in an amount and on terms and conditions satisfactory to the

Board of Directors, and the Company will use commercially reasonable efforts to cause such insurance policies to be maintained until such time as the Board of Directors determines that such insurance should be discontinued.  In the event the Company merges with another entity and is not the survivor of such merger, or in the event the Company transfers all or substantially all of its assets, proper provision shall be made so that the successor to the Company shall assume the Company's obligations with respect to the indemnification of the Company's officers and directors.

(h)           The Company shall provide at least thirty (30) days’ prior written notice of all intended mailings of notices to the stockholders of the Company for a meeting at which directors are to be elected (or an action by written consent pursuant to which directors are to be elected), and the Investors shall notify the Company in writing, at least ten (10) days prior to such mailing, of the person designated as the Investor Designee for election as a director in accordance with this Section 5.1.  If the Investors shall fail to give notice to the Company as provided above, it shall be deemed that the Investor Designee then serving as a director shall be the Investors’ nominee for re-election.

(i)           The Investors agree to execute any written consents required to effectuate the obligations of this Agreement.

(j)           The Company shall take such action as is necessary to convene meetings of its Board of Directors and meetings for the election of the directors (or to act by written consent) in order to elect and re-elect the Investor Designee in accordance with this Section 5.1.

(k)           The Company hereby represents and warrants that as of the date hereof the transactions contemplated hereby are not inconsistent with the Company’s Charter or By-laws and agrees that until such time as the obligations under this Section 5.1 have expired, the Company will not take any action or amend its Charter or By-laws in a manner inconsistent with or in derogation of this Agreement.  The Company shall at the next meeting of stockholders of the Company recommend that the Charter be amended to the extent necessary to implement the provisions of this Article 5, including, without limitation, to set a maximum board size of seven (7) members and provide that one (1) member of the Board of Directors is to be elected by the Investors holding at least a majority of the Principal amount of the Notes outstanding, voting as a separate class.  The Company shall take such action as is reasonably necessary to amend its By-laws to implement the provisions of this Article 5 and the Charter amendments described in this Section 5.1(k).

(l)           Neither the Investors nor any affiliate of the Investors, shall have any liability as a result of designating a person for election as a director or for any act or omission by such Investor Designee in his or her capacity as a director of the Company, nor shall the Investors have any liability as a result of voting for any such Investor Designee in accordance with the provisions of this Agreement.

5.2           Information Rights.  For so long as the Investors have the right to appoint a member of the Board of Directors pursuant to Section 5.1 of this Agreement, the Company shall furnish to the Investors: (a) as soon as practicable following the conclusion of each month, an unaudited, consolidated income statement and statement of cash flows for such month, and an unaudited, consolidated balance sheet and statement of stockholders’ equity as of the end of such month, which monthly financial statements the Investors hereby acknowledge may not be prepared in accordance with GAAP, together with a management report with respect thereto and such other information as the Investors may reasonably request; and (b) as soon as practicable following the conclusion of each quarter, an unaudited, consolidated income statement and statement of cash flows for such quarter, and an unaudited, consolidated balance sheet and statement of stockholders’ equity as of the end of such quarter, prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP), together with a management report with respect thereto and such other information as the Investors may reasonably request.  In addition to the foregoing, the Investors, or representatives thereof, shall have the right, upon advance notice and during normal business hours, to inspect the books and records of the Company for any proper purpose.

5.3           Minimum Cash Balance. The Company shall at all times maintain a minimum cash balance of $5,000,000 in one or more financial institutions; provided, that in the event the Company’s cash balance falls below such amount, the Company shall have thirty (30) days to cure the resulting default and deposit sufficient funds to restore the requisite minimum cash balance (it being understood, for the avoidance of doubt, that so long as any Notes are outstanding, such thirty day period shall run concurrently and not consecutively with any similar cure period afforded under the Notes, and shall not extend any period under the Notes for purposes of determining whether an Event of Default, as defined in the Notes, has occurred).

5.4           Preemptive Rights.

(a)           In the event of any offering of New Securities (as defined below) by the Company, each Investor, for so long as the Notes, the Warrants or any Note Shares or Warrant Shares remain outstanding, shall have the right to purchase a percentage of the New Securities being offered that is equal to the percentage of the outstanding Common Stock of the Company owned by such Investor on an as-converted basis (treating for this purpose as outstanding all shares of Common Stock issuable upon the full exercise of the Warrants and full conversion of the Notes then outstanding, including conversion of the maximum amount of Interest scheduled to accrue during the First Five Year Note Period (as defined in the Notes)); provided, however, that this right shall not apply to (i) equity compensation grants to employees, consultants, or directors pursuant to plans or other arrangements approved by the Board of Directors of the Company, (ii) securities issued upon the conversion or exercise of any convertible or exercisable securities that are outstanding as of the date hereof on the terms in effect on such date, (iii) the issuance of securities in connection with any underwritten public offering (excluding, for the avoidance of doubt, registered direct offerings); (iv) securities issued upon any split, dividend, combination or other similar event with respect to the capital stock of the Company; (v) securities subsequently issued upon conversion, exercise or exchange of those securities that have been issued in compliance with, or on issuance were exempt from the preemptive rights provided for in this Section 5.4, and (vi) shares of Common Stock or convertible securities issued or issuable in connection with mergers, acquisitions, strategic transactions and debt financings approved by the Board of Directors of the Company, including the Investor Designee; provided, further, that in connection with any underwritten public offering, the Company will use reasonable best efforts to allow each Investor to purchase a sufficient amount of such offered securities so as to maintain as closely as possible such Investor’s proportionate interest in the Company on an as-converted basis as described above (disregarding any allocations of such offered securities that may be made by the underwriters to Affiliates of any Investor in the ordinary course investment business of such Affiliates).  An Investor shall be deemed to have waived its rights under this Section 5.4 if such Investor shall have not delivered to the Company its written election to purchase such securities within ten (10) Business Days of receipt of the Company’s notice of such offering describing the material terms thereof (such ten (10) Business Day period, the “Offer Period”).  If the Investors fail to exercise their purchase right pursuant to this Section 5.4, then the Company shall have the right, until the expiration of one hundred eighty (180) days commencing upon the expiration of the Offer Period, to issue such New Securities to one (1) or more third parties on terms no more favorable to the purchasers thereof than the terms specified in the Company’s notice of such offering to the Investors, after which the terms of this Section 5.4 shall again apply to the Company’s offering of such New Securities.

(b)           For purposes of this Agreement, the term “New Securities” shall mean securities, contract rights, notes, obligations, options, warrants, or other rights that are directly or indirectly exercisable for, convertible into, or exchangeable for shares of Common Stock or other capital or voting stock of the Company.

5.5           Use of Proceeds.  The Company will use the net proceeds from the sale of the Closing Securities to (a) obtain the Revolving Debt Facility; (b) recruit and employ executives and sales personnel with experience in the healthcare/hospital space to establish contracts and pilot programs with hospitals, (c) expand the Company's intellectual property portfolio, (d) repay in full certain outstanding Indebtedness identified in Section 5.5 of the Disclosure Letter, and (e) fund working capital for general corporate purposes.  Pending the Company’s application of such net proceeds for the aforementioned purposes, the Company shall be allowed to invest such proceeds only in short-term, interest-bearing, investment-grade marketable securities or money market obligations (“Permitted Investments”).

5.6           Corporate Existence. The Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and the corporate existence, rights and franchises of its Subsidiaries; provided that the Company shall not be required to preserve any such Subsidiary’s corporate existence, rights or franchises if the Company shall determine that the preservation thereof is no longer desirable in the conduct of such Subsidiary’s business and that the loss thereof is not disadvantageous in any material respect to the Investors.

5.7           Reports by the Company.  The Company covenants to make available to the Investors, within 15 days after the Company is required to file the same with the Commission, copies of the annual reports and of the information, documents, and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) which the Company may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act, or if the Company is not required to file information, documents, or reports pursuant to either of such sections, then to deliver to the Investors, in accordance with rules and regulations prescribed from time to time by the

Commission, such of the supplementary and periodic information, documents, and reports which may be required pursuant to Section 13 of the Exchange Act; or, in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations.  At any time when the Company is not subject to Section 13 or 15(d) of the Exchange Act, upon request of the Investors, the Company will promptly furnish or cause to be furnished to the Investors, copies of the information required to be delivered to the Investors pursuant to Rule 144A(d)(4) under the Securities Act (or any successor provision thereto) in order to permit compliance with Rule 144A in connection with resales by holders of securities such as the Closing Securities or the shares of Common Stock issuable thereunder.  The Company will pay the expenses of printing and distributing to the Investors all such documents.  Delivery of such reports, information and documents to the Investors is for informational purposes only and the Investors’ receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder.  The Investors acknowledge that the Company’s provision of such documents on the Commission’s Electronic Data Gathering and Retrieval (EDGAR) website shall be deemed “delivery” of said documents for purposes of this Section 5.7.

5.8           Reservation of Shares.  The Company shall take all action necessary to at all times have authorized, and reserved for the purpose of issuance, not less than 120% of the number of shares of Common Stock issuable upon full conversion of the Notes and exercise of the Warrants (the “Required Reserve Amount”).  If at any time while any Note and/or Warrant remains outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall take all action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount.  Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than seventy-five (75) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock.  In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its commercially reasonable efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the stockholders that they approve such proposal.

5.9           Registration Rights.  The Investors shall have the registration rights set forth in the Registration Rights Agreement and the Company shall comply in all respects with all of its obligations thereunder.

5.10           Insurance.  The Company and its Subsidiaries shall maintain, with financially sound, reputable and solvent companies, insurance policies reasonably acceptable to the Investors (a) insuring their assets against loss by fire, theft and other risks and casualties as are customarily insured against by companies engaged in the same or a similar business, (b) insuring them against liability for personal injury and property damages relating to their assets, such policies to be in such amounts and covering such risks as are usually insured against by companies engaged in the same or a similar business, and insuring such other matters as may from time to time be requested by the Investors, and (c) insuring them against business interruption in such amounts as the Investors shall deem appropriate in the Investors’ reasonable discretion.  All general liability insurance policies shall be endorsed in favor of the Investors as additional insureds, and all casualty policies shall be endorsed in favor of the Investors as loss payees.  The Company and its Subsidiaries shall provide copies of all such insurance policies (or evidence thereof acceptable to the Investor) to the Investors within ten (10) Business Days following the Investors’ request for the same.  The Company and its Subsidiaries shall (i) deliver all such policies to the Investors promptly upon the Company’s or any such Subsidiary’s receipt thereof, (ii) pay, or cause to be paid, all premiums for such insurance on or before the date upon which such premiums become due, (iii) upon the Investors’ request furnish to the Investors satisfactory proof of the timely making of such payments, (iv) deliver all renewal policies to the Investors promptly upon receipt thereof, and (v) use its commercially reasonable efforts to cause such policies to require the insurer to give notice to the Investors of termination of any such policy at least thirty (30) days before such termination is to be effective.  If the Company or any of its Subsidiaries fails to provide and pay for any such insurance, the Investors may, at their option, but shall not be required to, pay the same and charge the Company or the applicable Subsidiary therefor.

5.11           Listing.  The Company shall promptly secure the listing of all of the Registrable Securities (as defined in the Registration Rights Agreement) upon each national securities exchange and automated quotation system, if any, upon which the Common Stock is then listed (subject to official notice of issuance) and shall maintain such listing of all such Registrable Securities from time to time issuable under the terms of the Transaction Documents. The Company shall maintain the Common Stock’s authorization for quotation on the OTCQB Market at any time during which its Common Stock is not listed on a registered national securities exchange.  Neither the Company nor any of its Subsidiaries shall take any action which would be reasonably expected to result in the delisting or suspension of the Common Stock on the OTCQB Market, except in connection with a transfer to a registered national securities exchange.  The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 5.11.

5.12           Satisfaction of Certain Liens and Encumbrances.  The Company shall, within one hundred and eighty (180) days following the Closing Date, cause to be paid in full all amounts necessary to satisfy and discharge those liens and encumbrances set forth in Section 5.12 of the Disclosure Letter; provided, however, that the foregoing condition shall be deemed satisfied if, and solely to the extent that, the Company provides evidence to the Investors within such one hundred and eighty (180) day period, which evidence is acceptable to the Investors in their sole discretion, that demonstrates that the Company does not have, or has otherwise been released from, any liability with respect to such liens and encumbrances.

5.13           Compliance With Laws.  The Company and its Subsidiaries shall at all times be in compliance with the Foreign Corrupt Practices Act; the PATRIOT Act, and all other applicable U.S. and non-U.S. anti-money laundering laws and regulations; and the laws, regulations and Executive Orders and sanctions programs administered by the OFAC, including, without limitation, the Anti-Money Laundering/OFAC Laws

5.14           Form D and Blue Sky. The Company agrees to file a Form D with respect to the Closing Securities as required under Regulation D and to provide a copy thereof to the Investors promptly after such filing. The Company shall, on or before the Closing Date, take such action as is necessary in order to obtain an exemption for or to qualify the Closing Securities for sale to the Investors at the Closing pursuant to this Agreement under applicable securities or “Blue Sky” laws of the State of New York, and shall provide evidence of any such exemption or qualification so taken to the Investors on or prior to the Closing Date. The Company shall make all filings and reports relating to the offer and sale of the Closing Securities required under applicable securities or “Blue Sky” laws of the State of New York following the Closing Date.

5.15            Acknowledgement and Undertaking.  The Company agrees and acknowledges that the transactions described in Article 1 and the issuance of shares of Common Stock upon exercise or conversion of the Closing Securities are intended to be exempt from Section 16(b) of the Exchange Act pursuant to one or more rules promulgated thereunder, applicable law and the Commission’s releases and interpretations, and will, from time to time as and when requested by the Investors, and will cause its successors and assigns to, execute and deliver or cause to be executed and delivered, to the extent it may lawfully do so, all such documents and instruments and take, or cause to be taken, to the extent it may lawfully do so, all such further actions as the Investors may reasonably deem necessary and desirable to facilitate and effect any such exemption.

ARTICLE 6

NEGATIVE COVENANTS

For so long as any Note or Warrant remains outstanding or any Investor holds any Note Shares or Warrant Shares, the Company shall comply with each of the following negative covenants, unless, in any given instance, any such negative covenant is waived in writing by the Investors:

6.1           Amendments.  The Company shall not amend, restate, modify, repeal or waive any provision of the Company’s Charter or Bylaws.

6.2           Change in Operations.  The Company shall not change the nature or strategy of its principal business as it exists on the Closing Date.

6.3           Defaults and Breaches.  The Company shall not permit to exist any default or breach of any contract provision beyond any grace period provided for in any contract if the breach or default may result in any liability on the part of the Company in excess of $50,000 or an amount in excess of $50,000 becoming due and payable by the Company prior to its contractually stated maturity.

6.4           Investments and Acquisitions.  Other than Permitted Investments, the Company shall not invest in, acquire any interest in (including the acquisition of assets out of the ordinary course of business), or otherwise divert any of the funds of the Company to, any Person.

6.5           Certain Debt.  Except for Permitted Indebtedness and Indebtedness evidenced in favor of the Investors, the Company shall not incur or suffer to exist any Indebtedness without the prior approval of the Investors.

6.6           Liens and Encumbrances.  The Company shall not create, incur, assume or suffer to exist any Lien on its assets or properties now owned or hereafter acquired other than Permitted Encumbrances and other than pursuant to the transactions contemplated by the Transaction Documents.

6.7           Sale-Leaseback Transactions.  The Company shall not enter into directly or indirectly any sale-leaseback transactions with any other Person without the prior approval of the Investors.

6.8           Guarantees and Loans.  The Company shall not guarantee or endorse any obligation of, or make any advance or loan to, any Person, or assume any contingent liability of any Person.

6.9           Related Party Transactions.  The Company shall not enter into or commit directly or indirectly to any transaction, agreement or arrangement with any Affiliate of the Company or to any manager, member, shareholder, officer, director or employee of the Company or any Affiliate of the Company unless such transaction, agreement or arrangement is consummated on arms-length terms and is approved by the Company’s Board of Directors.

6.10           Distributions; Redemptions.  The Company shall not directly or indirectly (a) declare or pay any dividend or distribution to any equityholder of the Company or (b) redeem, purchase, retire or otherwise extinguish any shares of the Company’s capital stock or securities convertible into shares of the Company’s capital stock (except as required by any of the Transaction Documents) except that the Company may repurchase outstanding shares of its capital stock pursuant to a stock repurchase program approved by the Board of Directors, including the Investor Designee, and provided each such repurchase is in compliance with the Company's covenants under the Revolving Debt Facility and any other Indebtedness.

6.11           Gross Income Interest Rights.  The Company shall not elect to purchase the gross income interest rights held by Tommy G. Thompson, Gerald L. Murphy, or Dennis Langley (collectively, the “GIIR Holders”) with Common Stock without the prior approval of the Investors, unless the Company is required by the GIIR Holders pursuant to their contractual rights to purchase such gross income interest rights and the Company does not have sufficient cash available at the time such purchase is required to purchase such gross income interest rights with cash.

6.12           Equity Issuance.  The Company shall not issue any capital stock or debt or equity securities convertible into capital stock without the Investors’ prior written consent, which consent shall not be unreasonably withheld; provided, that the Company shall be permitted to issue shares of Common Stock without requiring such consent to (a) employees, consultants and advisors of the Company pursuant to incentive equity arrangements that are approved by the compensation committee of the Board of Directors, if any, or the Board of Directors and (b) holders of Options or Convertible Securities that are outstanding on the Closing Date, upon the exercise or conversion of such Options or Convertible Securities, upon the terms of such securities existing on the date of this Agreement.

6.13           Sale of Assets.  The Company shall not sell, lease or otherwise transfer any assets used or held for use in the Company’s business outside of the ordinary course of business.

6.14           Capital Expenditures.  The Company shall not incur or contract to incur any capital expenditures outside of the ordinary course of the Company’s business in excess of $250,000 individually or in the aggregate over any twelve (12) month period (provided that, for the avoidance of doubt, purchases of cable boxes and related equipment for installation of the Company's products in hospitals shall be considered capital expenditures within the ordinary course of the Company’s business).

6.15           Certain Business Practices.  The Company shall not (a) use any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (b) make any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violate any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) make any other unlawful payment in connection with the Company’s business.

6.16           Loss of Collateral.  The Company shall not incur the loss, theft, damage or destruction of an aggregate of more than One Hundred Thousand Dollars ($100,000) in fair market value of its assets, which loss, theft, damage or destruction is not covered by insurance.

6.17           Subsidiaries.  The Company shall not create, establish or acquire any direct or indirect Subsidiary.

6.18           Liquidation.  The Company shall not liquidate, dissolve or effect a sale or reorganization in any form of transaction or otherwise alter its legal status.

6.19           Equipment.  The Company shall not (a) permit any of its assets to become fixtures to real property unless such real property is owned by the Company and is subject to a first mortgage in favor of the Investors, or if such real property is leased, is subject to a landlord’s agreement in favor of the Investors on terms acceptable to the Investors, or (b) permit any of its assets to become an accession to any other personal property unless such personal property is subject to a first priority lien in favor of the Investors.

6.20           Subsidiary Actions.  The Company shall not cause or permit any of its Subsidiaries to take any actions or permit to exist any circumstances that the Company would be prohibited from taking or permitting to exist directly pursuant to this Article 6, provided that such Subsidiaries shall be entitled to declare and pay dividends to the Company notwithstanding the restrictions set forth in Section 6.10.

ARTICLE 7

MISCELLANEOUS

7.1           Definitions.  As used herein, the following terms shall have the respective meanings set forth below or provided for in the section of this Agreement referred to below (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

(a)           “Affiliate” shall mean any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, another Person or a Subsidiary of such other Person.  A Person shall be deemed to control another Person if the controlling Person owns (on a fully diluted basis) ten percent (10%) or more of any class of voting securities of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of Indebtedness or equity securities, by contract or otherwise.

(b)           “Capital Lease” means a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

(c)           “Capital Lease Obligation” means, with respect to any Person, the amount of the obligation of such Person as the lessee under a Capital Lease which would, in accordance with GAAP, appear as a liability on the balance sheet of such Person

(d)           “Charges” means all federal, state, county, city, municipal, local, foreign or other governmental taxes, levies, assessments, charges or claims, in each case then due and payable, upon or relating to (a) any property of the Company or any of its Subsidiaries, (b) the Notes, (c) the Company’s or any of its Subsidiaries' employees, payroll, income or gross receipts, (d) the Company’s or any of its Subsidiaries' ownership or use of any of its property, or (e) any other aspect of the Company’s or any of its Subsidiaries' business.

(e)           “knowledge” shall mean, and shall for all purposes be construed as, the collective knowledge of the directors, officers, and management personnel of the Company after reasonable investigation.

(f)           “Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, priority, security interest, lien (statutory or otherwise), claim or encumbrance, or preference, priority or other security arrangement held or asserted in respect of any asset, contractual deposit arrangement, whether imposed by statute or otherwise, or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction) and any contingent or other agreement to provide any of the foregoing or any other type of preferential arrangement for the purpose, or having the effect of, protecting a creditor against loss or securing the payment or performance of any obligation.

(g)           “MAC” shall mean a material adverse effect or change (a) on the business, operations, properties, assets or condition (financial or otherwise) of the Company or its Subsidiaries, (b) on the ability of the Company or its Subsidiaries to pay or perform their respective obligations under this Agreement or any of the other Transaction Documents, or

(c) on the rights, privileges, attributes and remedies of any holder of the Notes or any of the other Transaction Documents.

(h)           “Market MAC” shall mean (i) any material disruption or material adverse change in U.S. or international financial, political or economic conditions or currency exchange rates or exchange controls; (ii) any suspension or material limitation of trading in securities generally on the New York Stock Exchange or the NASDAQ Stock Market, or any setting of minimum or maximum prices for trading on such exchange; (iii)  any suspension of trading of any securities of the Company on any exchange or in the over-the-counter market; (iv) any banking moratorium declared by any U.S. federal or New York authorities; or (v) any material disruption of settlements of securities, payment or clearance services in the United States.

(i)           “Material Contracts” shall mean all contracts of the Company and its Subsidiaries that are disclosed or are required to be disclosed in Section 2.14 of the Disclosure Letter.

(j)           “Permitted Encumbrances” means (a) Liens in favor and for the benefit of the Investors; (b) Liens in favor and for the benefit of the lenders under the Revolving Debt Facility, (c) non-exclusive licenses of the Company’s or its Subsidiaries' intellectual property granted to hospitals in the ordinary course of the Company’s or its Subsidiaries' business pursuant to the Company's or its Subsidiaries' hospital contracts; (d) non-exclusive licenses of the Company’s or its Subsidiaries' intellectual property granted to Subsidiaries of the Company in connection with existing joint venture transactions and future joint venture transactions entered into by the Company or its Subsidiaries to the extent involving new hospitals, new businesses or international markets; (e) Liens in favor and for the benefit of joint venture partners arising from joint venture transactions entered into by the Company or its Subsidiaries to the extent involving new hospitals, new businesses or international markets; (f) Liens for Charges not delinquent or being contested in good faith and by appropriate proceedings and with respect to which proper reserves have been established by the Company on its financial statements in accordance with GAAP; (g) deposits or pledges to secure obligations under workers’ compensation, social security or similar laws, or with respect to unemployment insurance; (h) bonded and statutory Liens of landlords, mechanics, workers, materialmens or other like Liens arising in the ordinary course of the business with respect to obligations which are not delinquent; (i) Liens placed upon tangible assets hereafter acquired to secure payment of the purchase price thereof, provided that any such Lien shall not encumber any other property of the Company or its Subsidiaries; and (j) zoning restrictions and easements, licenses, covenants and other restrictions that do not individually, or in the aggregate, materially and adversely affect the use of the Company’s or its Subsidiaries’ owned, leased or licensed real property for its intended purpose in connection with the business.

(k)           “Permitted Indebtedness” shall mean (i) the Revolving Debt Facility, and (ii) purchase money indebtedness (including, but not limited to, mortgages, credit card indebtedness and automobile loans) of the Company or its Subsidiaries or Capital Lease Obligations not to exceed the amount of $2,000,000.00 in the aggregate.

(l)           "Person" shall mean an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof

(m)           “Revolving Debt Facility” shall mean a single senior secured loan or commercial bank or similar financing, or a series thereof, of up to an aggregate of $50,000,000 for use solely for the purpose of purchasing cable boxes and related equipment for installation of the Company's products in hospitals.

(n)           “Subsidiary” means with respect to any Person, any corporation, association or other business entity of which 50% or more of the total voting power of equity entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees or other governing body thereof is at the time owned or controlled by such Person (regardless of whether such equity is owned directly or through one or more other Subsidiaries of such Person or a combination thereof).

7.2           Expenses.

(a)           The Company will pay and bear full responsibility for the reasonable legal fees and other out-of-pocket costs and expenses of the Investors attributable to the negotiation and consummation of the transactions contemplated hereby and in the other Transaction Documents, including without limitation all costs and expenses attributable to legal due diligence, intellectual property due diligence and healthcare regulatory due diligence, up to an aggregate amount of $150,000.  All legal fees and other out-of-pocket costs and expenses in excess of $150,000 shall only be the responsibility of the Company to the extent the Company provides its written consent to the same, which consent shall not be unreasonably withheld, delayed or conditioned.

(b)           The Company further agrees that it will pay, and will save the Investors harmless from, any and all liabilities, costs and expenses incurred by the Investors in connection with the ownership of the Closing Securities including, without limitation, any amendment or waiver of, or enforcement of, any Transaction Document relating to the transactions contemplated hereby.

(c)           The Company further agrees that it will pay, and will save the Investors harmless from, any and all Liabilities with respect to any stamp or similar taxes which may be determined to be payable in connection with the execution and delivery and performance of the Transaction Documents or any modification, amendment or alteration of the terms or provisions of the Transaction Documents (excluding any taxes on the income or gain of the Investors).

7.3           Further Assurances.  The Company shall duly execute and deliver, or cause to be duly executed and delivered, at its own cost and expense, such further instruments and documents and to take all such action, in each case as may be necessary or proper in the reasonable judgment of the Investors to carry out the provisions and purposes of this Agreement and the other Transaction Documents.

7.4           Remedies.  In case any one or more of the representations, warranties, covenants and/or agreements set forth in this Agreement or any other Transaction Documents shall have been breached by a party, the other parties may proceed to protect and enforce its rights either by suit in equity and/or by action at law, including an action for damages as a result of any such breach and/or an action for specific performance of any such covenant or agreement contained in this Agreement or any of the other Transaction Documents, and may exercise all remedies under the Closing Securities.

7.5           Survival.  The representations, warranties, covenants and agreements made herein shall survive any investigation made by any party hereto, the execution and delivery of this Agreement and the closing of the transactions contemplated hereby.

7.6           Successors and Assigns.  This Agreement shall bind and inure to the benefit of the Company and the Investors and their respective successors and permitted assigns.  Subject to applicable federal, state and provincial securities laws and regulations, the Investors may freely assign either this Agreement or any of their rights, interests, or obligations hereunder without the prior written approval of the Company.

7.7           Entire Agreement.  This Agreement and the other writings referred to herein or delivered pursuant hereto (including the other Transaction Documents) which form a part hereof contain the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous arrangements or understandings with respect thereto.

7.8           Notices.  All notices, requests, demands, claims, consents and other communications delivered hereunder (whether or not required to be delivered hereunder) shall be deemed to be sufficient and duly given if contained in a written instrument (a) personally delivered, (b) sent by fax, (c) sent by nationally-recognized overnight courier guaranteeing next business day delivery or (d) sent by first class registered or certified mail, postage prepaid, return receipt requested, in each case addressed as follows:

(i)           if to the Company, to:

CareView Communications, Inc.
405 State Highway 121
Suite B-240
Lewisville, TX 75067

Attention:  Chief Executive Officer

Fax:  (972) 403-7659

with a copy to:

Law Offices of Carl A. Generes
4358 Shady Bend Drive
Dallas, Texas 75244-7447
Attn: Carl A. Generes
Fax: (972) 715-5700

and

(ii)           if to the Investors, to the addresses set forth on the signature page hereto with a copy to:

Edwards Angell Palmer & Dodge LLP
2800 Financial Plaza
Providence RI 02903
Attn:  Eugene W. McDermott, Jr.
Fax: (888) 325-9069

or to such other address as the party to whom such notice or other communication is to be given may have furnished to each other party in writing in accordance herewith.  Any such notice or communication shall be deemed to have been received (A) when delivered, if personally delivered, (B) when sent, if sent by telecopy on a business day (or, if not sent on a business day, on the next business day after the date sent by telecopy), (C) on the next business day after dispatch, if sent by nationally recognized, overnight courier guaranteeing next business day delivery, and (D) on the fifth (5th) business day following the date on which the piece of mail containing such communication is posted, if sent by mail.

7.9           Amendments, Modifications, Terminations and Waivers.  The terms and provisions of this Agreement and the Closing Securities may not be modified, amended or terminated, nor may any of the provisions hereof be waived, temporarily or permanently, except pursuant to a written instrument executed by both the Company and the Investors.  The parties expressly acknowledge and agree that the representations and warranties and the covenants contained herein constitute an integral component of the transactions contemplated by the this Agreement and the Transaction Documents and the parties hereto shall be entitled to withhold their consent in their sole and absolute discretion with respect to any future requests for waivers of and/or modifications to such representations, warranties and covenants (it being understood and affirmed that it is the intent of the parties that the affirmative and negative covenants of the Company in Articles 5 and 6 shall continue to apply following the conversion of the Notes and exercise of the Warrants, for so long as any Investor continues to hold Note Shares or Warrant Shares, as the case may be).

7.10           Governing Law; Waiver of Jury Trial.

(a)           All questions concerning the construction, interpretation and validity of this Agreement shall be governed by and construed and enforced in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether in the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.  In furtherance of the foregoing, the internal law of the State of Delaware will control the interpretation and construction of this Agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily or necessarily apply.

(b)           BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS.  THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT OR ANY DOCUMENTS RELATED HERETO.

7.11           No Third Party Reliance.  Anything contained herein to the contrary notwithstanding, the representations and warranties of the Company contained in this Agreement (a) are being given by the Company as an inducement to the Investors to enter into this Agreement and the other Transaction Documents (and the Company acknowledges that the Investors have expressly relied thereon) and (b) are solely for the benefit of the Investors.  Accordingly, no third party (including, without limitation, any holder of capital stock of the Company) or anyone acting on behalf of any holder thereof other than the Investors shall be a third-party or other beneficiary of such representations and warranties and no such third party shall have any rights of contribution against the Investors or the Company with respect to such representations or warranties or any matter subject to or resulting in indemnification under this Agreement or otherwise.

7.12           Publicity.  Neither the Investors nor the Company shall issue any press release or make any public disclosure regarding the transactions contemplated hereby unless such press release or public disclosure is approved by the Investors and those parties mentioned in such press release or public disclosure in advance.  Notwithstanding the foregoing, the parties hereto may, in documents required to be filed by it with the Commission or other regulatory bodies, make such statements with respect to the transactions contemplated hereby as each may be advised by counsel is legally necessary or advisable.

7.13           Severability.  It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any jurisdiction.  Notwithstanding the foregoing, if such provision could be more narrowly drawn so as to not be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

7.14           Independence of Agreements, Covenants, Representations and Warranties.  All agreements and covenants hereunder shall be given independent effect so that if a certain action or condition constitutes a default under a certain agreement or covenant, the fact that such action or condition is permitted by another agreement or covenant shall not affect the occurrence of such default, unless expressly permitted under an exception to such covenant.  In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of or a breach of a representation and warranty hereunder.  The annexes, exhibits and schedules attached hereto are hereby made part of this Agreement in all respects.

7.15           Construction.  The Company and the Investors acknowledge that the Company and its independent counsel and the Investors and their independent counsel have jointly reviewed and drafted this document, and agree that any rule of construction and interpretation to the effect that drafting ambiguities are to be resolved against the drafting party shall not be employed.

7.16           Counterparts; Facsimile and Electronic Signatures.  This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.  Counterpart signatures to this Agreement delivered by facsimile or other electronic transmission shall be acceptable and binding.

7.17           Headings.  The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

*    *    *    *    *

IN WITNESS WHEREOF, each of the undersigned has duly executed this Note and Warrant Purchase Agreement as of the date first written above.

COMPANY:

CareView Communications, Inc.

By:	/s/ Steven Johnson
	Name:	Steven Johnson
	Title:	President/COO

INVESTORS:

HealthCor Partners Fund, L.P.

By:	HealthCor Partners Management L.P., as Manager

By:	HealthCor Partners Management, G.P., LLC, as General Partner

By:	/s/ Jeffrey C. Lightcap
	Name:	Jeffrey C. Lightcap
	Title:	Senior Managing Director

Address:		HealthCor Partners
Carnegie Hall Towers
152 West 57th Street
New York, NY 10019

HealthCor Hybrid Offshore Master Fund, L.P.

By:	HealthCor Hybrid Offshore G.P., LLC, as General Partner

By:	/s/ Steven J. Musumeci
	Name:	Steven J. Musumeci
	Title:	Chief Operating Officer

Address:		HealthCor Partners
Carnegie Hall Towers
152 West 57th Street
New York, NY 10019

Annex I

Investors

Investor	Initial Principal Amount of Note	Warrants	Purchase Price
HealthCor Partners Fund, L.P.	$9,316,000	5,488,456	$9,316,000
HealthCor Hybrid Offshore Master Fund, L.P.	$10,684,000	6,294,403	$10,684,000